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                                                                 EXHIBIT 99.A9.2

                               Exhibit 27(d)(xi)
                         Individual Insured Term Rider


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                       AUSA LIFE INSURANCE COMPANY, INC.
                               (A STOCK COMPANY)

                       Home Office: 4 Manhattanville Road
                            Purchase, New York 10577
                             Administrative Office:
                                 P.O. Box 9054
                         Clearwater, Florida 33758-9054

                         INDIVIDUAL INSURED TERM RIDER

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IN THIS RIDER the Individual Insured is named on Page 4 of the Policy. The
Individual Insured will be referred to as You or Your. AUSA Life Insurance Company, Inc. will be referred to as We, Our or Us.
===============================================================================

BENEFIT We will pay to the Beneficiary the Face Amount of this Rider as shown on Page 4 of the Policy when We receive due proof that Your death occurred while this Rider is in force.

FACE AMOUNT       The initial Face Amount of this Rider is shown on Page 4 of the Policy. The Face Amount may be decreased at any time after the first policy year. Any decrease will become effective on the first Monthiversary on or next following the day We receive a Written Notice.

CONSIDERATION     This Rider is issued in consideration of:

                  1.       the application for this Rider; and

                  2.       the payment of the Initial Premium.

INCONTESTABILITY  This Rider shall be incontestable after it has been in force while You are still alive, for two years after the effective date of this Rider. Any material misrepresentations, as defined by the state of New York, are contestable.

SUICIDE If You die by suicide within two years after the effective date of this Rider, our liability shall be limited to an amount equal to the total monthly deductions for this Rider. However, in no event will this increase the total liability set forth in the Suicide Provision of the Policy to which this Rider is attached.

CONVERSION        On any Monthiversary while this Rider is in force, the Owner
PRIVILEGE         may exchange this Rider without evidence of insurability for a new policy on Your life. Such new policy will be issued upon Written Notice subject to the following:


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                  1.       the Rider has not reached the Anniversary nearest
                           Your 70th birthday; and

                  2. the new policy is on any permanent plan of insurance then offered by us; and

                  3. the amount of insurance upon conversion will equal the Face Amount then in force under this Rider; and

                  4. the payment of the premium based on Your rate class under this Rider.

                  The Incontestability and Suicide provisions of the new Policy shall be measured from the issue date of this Rider.

TERMINATION       This Rider will terminate on the earliest of:

                  1.       the Maturity Date of the Policy;

                  2.       the date this Policy terminates;

                  3.       the date of conversion of this Rider;

                  4. the Monthiversary on which this Rider is terminated by Written Notice;

                  5.       the Anniversary nearest your attained age 79.

GENERAL This Rider is part of the Policy. It is subject to all the terms of this Rider and the Policy. This Rider has no cash value.

                  The monthly deduction for this Rider for each of the first 12 policy months is shown on Page 4 of the Policy. Monthly deductions after the first policy year will be calculated consistent with:

                  1. the Face Amount of this Rider and the Monthly Cost of Insurance Rates Provision of the Policy to which this Rider is attached; and

                  2. the death benefit Guarantee Charge for this Rider as shown on Page 4 of the Policy. This Guarantee Charge will not be deducted on and after the No Lapse Date shown in the Policy.

                  A Table of Guaranteed Maximum Cost of Insurance Rates applicable to this Rider is shown in the Policy Schedule pages.

EFFECTIVE DATE    This Rider becomes effective on the same date as the Policy unless a later date is shown here.




                       AUSA LIFE INSURANCE COMPANY, INC.


                              /s/ Craig D. Vermie
                       ---------------------------------
                                   Secretary


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